UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2006
ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
9640 Medical Center Drive
Rockville, MD

(Address of principal executive offices)
20850

(Zip Code)
(240) 864-2600

(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business Operations
Item 1.01 Entry into a Material Definitive Agreement
          The material terms of the Securities Purchase Agreement entered into between EntreMed, Inc. (the “Company”) and certain institutional investors (the “Purchasers”), are described below in Item 3.02 of this report, which is incorporated by reference into this Item 1.01.
          On February 3, 2006 the Company issued a press release announcing the transaction, a copy of which is included as an exhibit to this report.
Section 3 — Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities.
          Pursuant to the Securities Purchase Agreement, on February 7, 2006, the Company completed a private placement of units consisting of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and warrants at a purchase price of $2.3125 per unit. The Company issued 12,972,966 shares of common stock and warrants to purchase 6,486,484 shares of common stock. The Warrants become exercisable on August 7, 2006 and remain exercisable until February 7, 2011 at an exercise price of $2.50 per share. The Company received net proceeds of approximately $29,999,984 in connection with the transaction.
          SG Cowen & Company, LLC served as lead placement agent and Rodman & Renshaw, LLC served as co-agent for the transaction. The Company paid placement agent fees of approximately $1,949,999.
          The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder, as a transaction not involving a public offering, and in reliance on similar exemptions under applicable state laws. The Company believes that each of the Purchasers qualifies as an “accredited investor” (as defined by Rule 501(a) under the Securities Act).
          As part of the transaction, the Company agreed to register for resale under the Securities Act all of the shares of Common Stock issued in the offering, as well as shares of Common Stock issuable upon exercise of the Warrants.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

4.1	Form of Warrant.

10.1	Securities Purchase Agreement by and among EntreMed, Inc., and certain institutional investors named therein, dated as of February 2, 2006.

99.1	Press Release dated February 3, 2006.

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.
	By:	/s/ Dane R. Saglio
Dane R. Saglio
Date: February 8, 2006		Chief Financial Officer